Exhibit 99.1
Crinetics Pharmaceuticals Reports Second Quarter 2026 Financial Results
and Provides Business Update

Announced Vertex Agreement to Acquire Crinetics for Total Equity Value of Approximately $10.0 Billion, or Approximately $8.8B Net of Estimated Cash Acquired

PALSONIFY® (Paltusotine) Net Product Revenue of $24.0 Million for Second-Quarter 2026

SAN DIEGO – August 3, 2026 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a global pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors, today reported financial results for the second quarter ended June 30, 2026.

Company Announcements and Second Quarter Highlights:
-On July 6, 2026, Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) and Crinetics announced that the companies have entered into a definitive agreement under which Vertex will acquire Crinetics for $85.00 per share in cash, for a total equity value of approximately $10.0 billion, or approximately $8.8 billion net of estimated cash acquired. The transaction was unanimously approved by both the Vertex and Crinetics Boards of Directors and is anticipated to close in the third quarter of 2026, subject to customary closing conditions, including receipt of regulatory approvals and approval by Crinetics stockholders.
-Announced that the U.S. Food and Drug Administration (FDA) has granted a Rare Pediatric Disease Designation (RPDD) to atumelnant, a novel, once-daily oral adrenocorticotropic hormone (ACTH) receptor antagonist investigational candidate in Phase 3 clinical development for the treatment of classic congenital adrenal hyperplasia (CAH) in both pediatric patients and adults.
-Reported $24.0 million in net product revenue, reflecting the growing adoption of PALSONIFY as the preferred choice for the acromegaly community.
-Received 245 enrollment forms1 during the second quarter of 2026. Breadth and depth of PALSONIFY prescribers continued to expand, with 385 unique healthcare providers (HCPs) having prescribed PALSONIFY within the first three quarters of launch.
-Over 70% of patients treated with PALSONIFY at the end of the second quarter of 2026 were on reimbursed therapy.

Second Quarter 2026 Financial Results:
•Revenue was $25.1 million for the quarter ended June 30, 2026, compared to $1.0 million for the same period in 2025. Revenue for the quarter ended June 30, 2026 includes $24.0 million in net product revenue from the U.S. commercial launch of PALSONIFY, up from $10.3 million in net product revenue reported in the first quarter of 2026.
•Cost of product revenue was $0.2 million for the quarter ended June 30, 2026, primarily related to distribution, packaging, and fulfillment of PALSONIFY.
1 An enrollment form is an official document containing both HCP and patient consent, submitted to CrinetiCARE or specialty pharmacies (Orsini or Biologics) to initiate a patient on PALSONIFY. Enrollment forms metric also includes direct dispenses from pituitary treatment centers (PTCs) or community practices to patients.

•Research and development expenses were $99.9 million for the quarter ended June 30, 2026, compared to $80.3 million for the same period in 2025, and compared to $100.1 million in the quarter ended March 31, 2026. The increase compared to the prior year period was primarily attributable to increased investment in our clinical programs and an increase in personnel costs. Research and development expenses for the current quarter were generally consistent with the sequential period.
•Selling, general and administrative expenses were $57.6 million for the quarter ended June 30, 2026, compared to $49.8 million for the same period in 2025, and compared to $50.8 million in the quarter ended March 31, 2026. The increase compared to the prior year period is related to investments in our corporate infrastructure as we transition into a commercial-stage company. The increase compared to the prior quarter reflects timing of commercial investment and costs related to the proposed transaction with Vertex.
•Net loss was $120.9 million for the quarter ended June 30, 2026, compared to net loss of $115.6 million for the same period in 2025.
•Cash, cash equivalents, and investment securities totaled $1.2 billion as of June 30, 2026, compared to $1.0 billion as of December 31, 2025.

Business Outlook and Conference Call
In light of Crinetics’ July 6, 2026 announcement regarding the proposed transaction with Vertex, Crinetics will not be providing updated guidance and is withdrawing its previously issued guidance. In addition, Crinetics will not host an earnings conference call or webcast reporting on its second quarter 2026 results.

About Crinetics Pharmaceuticals
Crinetics Pharmaceuticals is a global pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G-protein coupled receptors (GPCRs) with small molecules that have specifically tailored pharmacology and properties.

Crinetics’ first commercial product, PALSONIFY™ (paltusotine), is the first once-daily, oral treatment approved by the U.S. FDA and EMA for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Paltusotine is also in clinical development for carcinoid syndrome associated with neuroendocrine tumors. Crinetics’ deep pipeline of programs includes late-stage investigational candidate atumelnant, which is currently in development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome, and CRN09682, a nonpeptide drug conjugate candidate that is being developed to treat somatostatin receptor 2 (SST2) expressing neuroendocrine tumors and other SST2 expressing solid tumors. Additional discovery programs are focused on a variety of endocrine targets such as thyroid stimulating hormone (TSH), parathyroid hormone (PTH), somatostatin receptor 3 (SST3), and growth hormone (GH), as well as GPCR-targeted oncology indications.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements related to the expected growth and commercial trajectory of PALSONIFY sales, the expected insurance coverage and reimbursement environment for PALSONIFY, the ability of PALSONIFY to become the preferred choice or the standard of care for acromegaly, statements regarding the plans and timelines for the clinical development of atumelnant and paltusotine for the treatment of carcinoid syndrome;

and statements related to Crinetics, Vertex and the transactions (the “Transactions”) contemplated by the Merger Agreement by and among Crinetics, Vertex and Clark Merger Sub Inc. (the “Merger Agreement”). In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, Crinetics may not be able to obtain, maintain and enforce its patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting clinical studies and preclinical studies, interruptions or additional costs or tariffs imposed on the manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects, complications and/or drug interactions or inadequate efficacy of Crinetics’ product candidates that may limit their development, regulatory approval and/or commercialization; Crinetics’ dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments or political changes, including policies related to pricing and pharmaceutical drug reimbursement, in the United States and foreign countries; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development or be approved for marketing; Crinetics may use its capital resources sooner than expected or our cash burn rate may accelerate; any future impacts to our business resulting from geopolitical developments outside our control; the occurrence of any event or circumstance that could give rise to the right of Crinetics or Vertex to terminate the Merger Agreement, including circumstances requiring payment of a termination fee pursuant to the Merger Agreement; failure to obtain applicable regulatory or Crinetics’ stockholder approval in a timely manner or otherwise; the risk that the Transactions may not close in the anticipated timeframe or at all due to one or more of the other closing conditions not being satisfied or waived; the possibility that competing offers will be made; the risk that there may be unexpected costs, charges or expenses resulting from the Transactions; risks related to the ability of the Company and Vertex to successfully integrate the businesses and the possibility that integration may be more difficult, time consuming or costly than expected; the risk that the Transactions disrupt Crinetics’ or Vertex’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact Crinetics’ ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the Transactions; the risk that any announcements relating to the Transactions could have adverse effects on the market price of Crinetics’ and/or Vertex’s common stock, credit ratings or operating results; the risk of litigation that could be instituted against the parties or their respective directors, managers or officers and/or regulatory actions related to the Transactions, including the effects of any outcomes related thereto; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; that Vertex may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; and actual or contingent liabilities related to the Transactions. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Vertex’s and Crinetics’ businesses, particularly those risks listed under the heading “Risk Factors” and the other cautionary factors discussed in the parties’ periodic reports filed with the SEC, including Vertex’s and Crinetics’ annual reports on Form 10-K for the year ended December 31, 2025, and quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are available on the SEC’s website at www.sec.gov.). The events and circumstances reflected in Crinetics’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CRINETICS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$24,038	$—	$34,344	$—
Collaboration and license revenue	1,080	1,031	1,508	1,392
Total revenue	25,118	1,031	35,852	1,392
Operating expenses:
Cost of product revenue	154	—	354	—
Research and development	99,850	80,301	199,931	156,541
Selling, general and administrative	57,573	49,842	108,404	85,368
Total operating expenses	157,577	130,143	308,689	241,909
Loss from operations	(132,459)	(129,112)	(272,837)	(240,517)
Total other income, net	11,604	13,475	24,137	28,106
Net loss	$(120,855)	$(115,637)	$(248,700)	$(212,411)
Net loss per share — basic and diluted	$(1.14)	$(1.23)	$(2.37)	$(2.27)
Weighted average shares — basic and diluted	105,560	93,791	104,834	93,448

CRINETICS PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$55,498	$101,536
Investment securities, amortized cost of $1,153,283 at June 30, 2026 and $924,317 at December 31, 2025	1,150,275	926,353
Trade accounts receivable, net	11,957	592
Inventory	3,488	2,022
Prepaid expenses and other current assets	23,144	17,839
Total current assets	1,244,362	1,048,342
Property and equipment, net	13,073	14,296
Operating lease right-of-use assets	39,107	40,492
Restricted cash, net of current portion	800	800
Prepaid expenses and other assets, net of current portion	24,541	22,327
TOTAL ASSETS	$1,321,883	$1,126,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$42,439	$41,770
Accrued compensation and related expenses	29,222	35,578
Deferred revenue	1,669	1,235
Operating lease liabilities	6,585	6,489
Total current liabilities	79,915	85,072
Operating lease liabilities, non-current	40,606	42,052
Deferred revenue, non-current	3,465	3,810
Other non-current liabilities	5,935	3,240
TOTAL LIABILITIES	129,921	134,174
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par; 10,000 shares authorized; no shares issued or outstanding at June 30, 2026 or December 31, 2025	—	—
Common stock and paid-in capital, $0.001 par; 200,000 shares authorized; 105,808 shares issued and outstanding at June 30, 2026; 95,575 shares issued and outstanding at December 31, 2025	2,862,360	2,407,757
Accumulated other comprehensive (loss) income	(3,008)	1,865
Accumulated deficit	(1,666,127)	(1,417,427)
Stock held in trust	(1,263)	(112)
TOTAL STOCKHOLDERS’ EQUITY	1,191,962	992,083
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,321,883	$1,126,257

Investors:
Gayathri Diwakar
Head of Investor Relations
gdiwakar@crinetics.com
(858) 345-6340

Media:
Natalie Badillo
Head of Corporate Communications
nbadillo@crinetics.com
(858) 345-6075